EXHIBIT 10.2

Director Fee Arrangements for Fiscal 2013

Each director of Southern Missouri Bancorp, Inc. (the "Company") also is a director of Southern Bank (the "Bank"). For Fiscal 2013, each director receives a monthly fee of $900 for serving on the Company's Board of Directors and $1,100 for serving on the Bank's Board of Directors.